Exhibit 10.31

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Loan Agreement” or “Agreement”) is made this 15th day of January, 2020, by and between Eastside Distilling Inc., a Nevada corporation, whose address is 1001 SE Water Avenue, Suite 390, Portland, OR 97214 (“Eastside”), MotherLode LLC, an Oregon limited liability company, whose address is 1001 SE Water Avenue, Suite 390, Portland, OR 97214 (“MotherLode”), Big Bottom Distilling, LLC, an Oregon limited liability company, whose address is 1001 SE Water Avenue, Suite 390, Portland, OR 97214 (“Big Bottom”), Craft Canning + Bottling, LLC, an Oregon limited liability company, whose address is 1001 SE Water Avenue, Suite 390, Portland, OR 97214 (“Craft”), Redneck Riviera Whiskey Co., LLC, a Tennessee limited liability company, whose address is 1001 SE Water Avenue, Suite 390, Portland, OR 97214 (“Redneck”) and Outlandish Beverages LLC, an Oregon limited liability company, whose address is 1001 SE Water Avenue, Suite 390, Portland, OR 97214 (“Outlandish” and together with Eastside, MotherLode, Big Bottom, Craft and Redneck, collectively, the “Borrowers,” and each, a “Borrower”), and Live Oak Banking Company, a North Carolina banking corporation, with an address of 1741 Tiburon Drive, Wilmington, North Carolina 28403 (“Lender”).

RECITALS OF FACTS

A. Borrowers are engaged in the business of the production of crafted, small batch spirits for sale and distribution.

B. Borrowers have requested that Lender make loans to Borrowers to refinance existing debt and for working capital purposes, and Lender is willing to make such loans pursuant to the terms of the Loan Documents.

NOW, THEREFORE, incorporating the Recitals of Facts set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

AGREEMENTS

SECTION One. DEFINITIONS.

1.01 Certain Specific Terms. For purposes of this Loan Agreement, the following terms shall have the following meanings:

“ABC Licenses” means all licenses required by any state alcohol beverage commission in connection with Borrowers’ business.

“Acceptable Inventory” means Borrowers’ Inventory of whiskey in barrels or totes (a) in which Lender holds a valid, perfected first security interest, and (b) in which, in the reasonable judgment of Lender at the time an extension of credit is requested based upon such Inventory and at all times thereafter while an extension of credit remains outstanding, is in good, undamaged condition and is not obsolete or otherwise unmarketable in the ordinary course of business as a result of type, category, quality and/or quantity.

“Account” or “Accounts Receivable” means, in addition to the definition of account as contained in the Uniform Commercial Code, the right of the Borrowers to receive payment for goods sold which are not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

“Affiliate” means (a) any officer, director or manager of any Person, (b) any other Person or entity that controls, is controlled by or is under common control with any Person, and (c) any Person or entity that directly or indirectly owns ten percent (10%) or more of any Person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or their Affiliates from time to time concerning or relating to bribery or corruption.

“Big Bottom” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meanings provided in the introductory paragraph of this Loan Agreement.

“Borrower Representative” means Eastside.

“Borrowing Base” means, as to the Borrowers, an amount equal to:

(a)	on the Closing Date, sixty-five percent (65%) of the Inventory Value, as reasonably determined by Lender, of Borrowers’ Eligible Inventory, based upon Lender’s limited preliminary appraisal report; and

(b)	after receipt of Lender’s full appraisal report, eighty-five percent (85%) of the Inventory Value, as reasonably determined by Lender, of Borrowers’ Eligible Inventory, based upon Lender’s fully completed appraisal report;

minus, an amount equal to all service fees or rental payments owed by Borrowers during the ninety (90) day period immediately succeeding the date of determination to any warehouses or bailees holding Eligible Inventory, as determined by Lender in its reasonable discretion; provided, that Lender may, in its good faith reasonable business judgment, make changes to applicable standards of eligibility, advance rates and reserves for any assets in the Borrowing Base (i) upon the occurrence and during the continuance of an Event of Default or (ii) in order to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Inventory Value identified from an unsatisfactory field exam conducted by Lender pursuant to Section 5.10, which changes shall be effective immediately after the Lender shall have delivered notice of such changes to the Borrower Representative.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A attached hereto (with such changes therein as may be required by the Lender to reflect the components of the Borrowing Base as provided for hereunder from time to time), executed by the chief financial officer of the Borrower Representative.

“Business Day” means any day which is not a Saturday, Sunday or a day on which Lender is authorized or obligated by law, executive order or governmental decree to be closed.

“Change in Control” means, an event or series of events by which:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Eastside; or

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(b) Eastside ceases to own, directly or indirectly, 100% of the Equity Interests of MotherLode, Big Bottom, Craft, Redneck and Outlandish (except pursuant to a transaction permitted under this Agreement).

“Closing Date” means the date on which all Loan Documents have been executed and delivered to and accepted by Lender, all conditions precedent to funding set forth in Section 3 have been satisfied or waived by the Lender.

“Collateral” means collectively all assets of the Borrowers, excluding Accounts Receivable.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Loan Documents.

“Craft” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

“Debt” means with respect to the Borrowers, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services including debt instruments (except any such balance that constitutes an account payable to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than one hundred twenty (120) days unless the trade payable is being contested in good faith), (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of the kinds referred to in clause (a) or (b) above, and (d) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Demand Date” means the date that is 30 days following the date Lender makes demand on Borrowers for payment in full of all Indebtedness, which demand may be made by Lender at any time.

“Disposal” means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction, or placing of any Hazardous Substance so that it or any of its constituents may enter the environment.

“Eastside” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

“Eligible Inventory” means, as of the date of determination thereof, inventory identified on Schedule 1.01(a) attached hereto and deemed by the Lender in its reasonable discretion to be Acceptable Inventory eligible for inclusion in the calculation of the Borrowing Base. Without limiting the generality of the foregoing, unless otherwise approved in writing by the Lender, none of the following shall be deemed to be Eligible Inventory:

(a)	Inventory that is not owned by a Borrower free of any title defect or any Liens or interests of others, except for the Lien in favor of the Lender and statutory liens or Permitted Liens;

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(b)	Inventory that is located in a public warehouse or in the possession of a bailee or in a facility leased by a Borrower or any of its Affiliates unless the applicable warehouseman, bailee or lessor (and its mortgagee, if any), has delivered to the Lender a waiver and/or collateral access agreement and such other documentation as the Lender may reasonably require;

(c)	Inventory that is covered by a negotiable document of title (such as a bill of lading or warehouse receipt);

(d)	Inventory that is in transit;

(e)	Inventory that is not held for sale or use in the ordinary course of the Borrowers’ business and is not of good and merchantable quality;

(f)	Inventory that is not located in the United States of America (excluding territories and possessions thereof);

(g)	Inventory that is unsalable, damaged, defective, recalled or used, or Inventory that has been returned by the buyer unless such returned items are of good and merchantable quality and held for resale by a Borrower in the ordinary course of business;

(h)	Inventory that has been manufactured to the specifications of a particular customer and is not saleable in the ordinary course of business;

(i)	Inventory that contains or bears any intellectual property rights licensed to a Borrower unless the Lender is satisfied in its sole and absolute discretion that it may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(j)	Inventory that is the subject of a consignment by a Borrower as consignor;

(k)	Inventory that is “private label”; and

(l)	Inventory that does not comply with any representation or warranty contained in this Agreement or any other Loan Document with respect to Inventory in general, or to such Inventory in particular.

“Environmental Laws” means all federal, state, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, and rules relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents, or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use, and/or operation of any property owned, leased, or operated by a Borrower and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances.

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“Equity Interests” means the membership interests, partnership interests or capital stock of any class or any other equity interest or securities of any Person and options, warrants and other rights to acquire membership interests, partnership interests or capital stock of any class or any other equity interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means an Event of Default or Events of Default as defined in Section Seven.

“Excluded Account” means (a) any deposit account, securities account, commodities account or other account of any Borrower to the extent solely and exclusively used for payment of payroll, employee benefits and withholding taxes, (b) any deposit account, securities account, commodities account or other account of any Borrower to the extent solely and exclusively used to hold any cash or cash equivalents pledged as a Permitted Lien, and (c) deposit accounts of any Borrower which do not hold more than $5,000 in the aggregate at any time.

“Financial Statements” means the unaudited consolidated balance sheets and income statements of Eastside as of September 30, 2019.

“Fiscal Quarter” means each of the three-month fiscal periods of the Borrowers, ending on March 31, June 30, September 30, and December 31, respectively, in any Fiscal Year of the Borrower.

“Fiscal Year” means the twelve-month fiscal period of the Borrowers, commencing on January 1 and ending on the next ensuing December 31.

“GAAP” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, consistently applied from period to period.

“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

“Indebtedness” means all outstanding amounts owed by Borrowers to Lender, secured by the Security Interest and any other collateral document, together with all other amounts due, or which may become due, including but not limited to interest, under this Loan Agreement or any of the Loan Documents. EACH BORROWER HEREBY ACKNOWLEDGES THAT SUCH AMOUNTS MAY CAUSE THE OUTSTANDING OBLIGATIONS TO LENDER TO EXCEED THE MAXIMUM OUTSTANDING AMOUNT UNDER THE NOTE, AND CONFIRMS AND AGREES THAT THIS LOAN AGREEMENT IS INTENDED TO AND SHALL SECURE ALL SUCH EXCESS AMOUNTS TO THE EXTENT AUTHORIZED IN THE LOAN DOCUMENTS.

“Inventory” means the inventory of the Borrowers and includes all “inventory” as defined in the UCC as in effect in the State as of the date of this Loan Agreement.

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“Inventory Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Lender by an appraiser acceptable to the Lender, net of all costs of liquidation thereof.

“Investment” means the purchase or acquisition of any Equity Interests in any other Person, any loan, advance, or extension of credit (excluding accounts receivable arising in the ordinary course of business) to any other Person, contribution to the capital of any other Person, or the acquisition of substantially all of the assets of any other Person.

“Knowledge” means actual or constructive knowledge of any executive officer or financial officer of a Borrower, after reasonable investigation.

“Lender” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

“Loan” has the meaning assigned to it in Section 2.01 of this Loan Agreement.

“Loan Agreement” means this Loan Agreement by and among Borrowers and Lender.

“Loan Documents” means this Loan Agreement, the Note, the Security Agreement, the Trademark Security Agreement, the Warrant, and all other agreements and documents now or hereafter required to be executed by any Borrower in favor of Lender and related to the Indebtedness, including, without limitation, collateral documents, letter of credit agreements, account control agreements, acceptance credit agreements, security agreements, pledges, guaranties, mortgages, title insurance, assignments, and subordination agreements.

“Material Adverse Effect” means any change resulting in a material adverse effect on (a) the business, properties, operations, or financial condition of the Borrowers, taken as a whole, (b) the ability of any Borrower to pay or perform its obligations, liabilities and Indebtedness under any of the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (c) the rights, powers and remedies of Lender under any Loan Document or the validity, legality or enforceability thereof.

“Maturity Date” means the earlier of (a) January 14, 2021, (b) the Demand Date, and (c) that date on which the Lender accelerates the maturity of the Loan in accordance with Section Seven hereof.

“Maximum Loan Availability” means the lesser of (a) $8,000,000, and (b) the Borrowing Base.

“MotherLode” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

“Note” means that certain Promissory Note issued to the Lender evidencing the Loan, in form and substance acceptable to the Lender, and includes all renewals, modifications, extensions, substitutions and replacements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Outlandish” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

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“PACA” means the Perishable Agricultural Commodities Act or any similar state law.

“Permitted Liens” means (a) liens existing as of the date of this Loan Agreement and disclosed in the Financial Statements or on Schedule 1.01(b) attached hereto; (b) liens for taxes, assessments, or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which reserves have been taken by a Borrower to the extent required by GAAP; (c) landlords’ and lessors’ liens in respect of rent which have been subordinated to the Indebtedness to the satisfaction of the Lender or liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; (d) liens of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable or delinquent or are subject to contest by proper proceedings; (e) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off, or similar rights and remedies as to deposited funds; (f) liens created by PACA; (g) the lien of ENGS Commercial Capital, LLC on Borrowers’ Accounts; (h) liens securing Debt permitted by Section 6.01(c), and (i) liens constituting a renewal, extension, or replacement of any Permitted Lien.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Real Property Lease” means any leases and other similar agreements, whether now existing or hereafter entered into, for space in or of any real property, including all lease guaranties related thereto, as the same may be amended or modified from time to time.

“Redneck” has the meaning assigned to such term set forth in the introductory paragraph to this Loan Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Schedule” means any schedule executed in connection with, and which is a part of, this Loan Agreement.

“Security Agreement” means that certain Security Agreement executed by Borrowers in favor of Lender pursuant to this Loan Agreement, in form and substance acceptable to the Lender, and includes all renewals, modifications, extensions, substitutions and replacements thereof.

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“Security Interest” means the security interest granted to Lender by Borrowers as described in the Security Agreement, or a security interest within the meaning of the UCC, as appropriate.

“State” means the state of New York.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other business entity (whether now existing or hereafter organized or acquired) over which the Person exercises control, provided that it shall be conclusively presumed that the Person exercises control over any such entity (a) if more than 50% of the Equity Interests in such entity are owned by the Person, directly or indirectly; or (b) if at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency) at the time as of which the determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

“Trademark Security Agreement” means that certain Trademark Security Agreement executed by certain Borrowers in favor of Lender pursuant to this Loan Agreement, in form and substance acceptable to the Lender, and includes all renewals, modifications, extensions, substitutions and replacements thereof.

“TTB Permits” means all required permits of the Alcohol and Tobacco Tax and Trade Bureau for any Borrower’s business.

“UCC” means the Uniform Commercial Code, as in effect in the State on the date hereof.

“Warrant” means the Warrant to Purchase Stock to be issued by Eastside to Lender pursuant to this Loan Agreement, in form and substance acceptable to the Lender, and includes all renewals, modifications, extensions, substitutions and replacements thereof.

1.02 Singulars and Plurals. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular.

1.03 UCC Definitions. All terms used herein without definition which are defined by the UCC shall have the meanings assigned to them by the UCC unless and to the extent varied by this Loan Agreement.

1.04 Delaware Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION Two. LOAN.

2.01 The Commitment. Subject to the terms and conditions of the Loan Documents, and so long as no Default or Event of Default exists, Lender has committed to make up to two loan advances to Borrowers for the purposes set forth in the Recitals, to be delivered to Borrowers, all in an aggregate principal amount not to exceed, at any one time outstanding, the Maximum Loan Availability (the “Loan”). The Loan will be made in two advances; the initial advance shall be made on the Closing Date, and the second advance shall be made within sixty (60) days after the Closing Date. No additional loan advances shall be made to Borrower.

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2.02 Funding the Loan. Each loan advance hereunder shall be made by depositing the same to the checking account of Borrower Representative, or in such other manner as Borrower Representative and Lender may agree in writing from time to time. Borrower Representative shall provide Lender with at least one (1) Business Day’s written notice of the requested advance, specifying the date and amount of the advance, together with a completed Borrowing Base Certificate. Lender shall, on or after 1:00 P.M. (Eastern Time) of the advance date, make the amount of the requested advance available to Borrowers, provided all conditions precedent to such advance have been met or satisfied. Each requested loan advance hereunder shall be in the minimum amount of $50,000.00 and multiples of $50,000.00 in excess thereof.

2.03 The Note and Interest. All advances with respect to the Loan shall be evidenced by the Note. The unpaid principal balance of the Note shall bear interest from the Closing Date on disbursed and unpaid principal balances (calculated on a year of 360 days) at a variable rate of interest equal to (i) two and 49/100ths percent (2.49%) per annum plus (ii) the Prime Rate as published in The Wall Street Journal, adjusted on a calendar quarterly basis. Each change in the rate of interest shall become effective, without notice to Borrowers, on the first day of each calendar quarter. The interest rate as of the date hereof is 7.24%. Interest shall be payable monthly on the fifth (5th) day of each month, with the final installment of interest and principal being due and payable on the Maturity Date, or on such earlier date as the Loan becomes due and payable. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT, ALL INDEBTEDNESS UNDER THIS AGREEMENT IS DUE AND PAYABLE WITHIN 30 DAYS FOLLOWING DEMAND BY THE LENDER, WHICH MAY BE MADE BY LENDER AT ANY TIME.

2.04 Prepayment of Loan.

(a) Borrowers may voluntarily prepay the outstanding principal amount of the Note, in whole or in part, at any time, from time to time, each such prepayment to include accrued and unpaid interest thereon, if any, to the applicable date of prepayment (together with reasonable and documented out-of-pocket costs and expenses, including, without limitation, reasonable documented fees, charges and disbursements of counsel). Advances repaid may not be reborrowed.

(b) If on any day the sum of the aggregate outstanding principal balance of the advances and other financial accommodations hereunder shall exceed the Maximum Loan Availability, Borrowers shall, within three Business Days following written request by Lender, prepay such advances and other financial accommodations by an amount equal to such excess.

2.05 Payment and Computation.

(a) Business Day. Whenever any payment to be made hereunder shall be stated to be due on other than a Business Day, such payment may be made on the next succeeding Business Day, unless such Business Day falls in the next succeeding calendar month, in which case, such payment shall be made on the preceding Business Day. Any such alteration of time shall, in such case, be included in the computation of payment of interest. All payments (including prepayments) made by Borrowers on account of principal of or interest on the loans hereunder shall be made without set-off or counterclaim on the date such payment is due, to Lender, in each case in lawful money of the United States of America and in immediately available funds.

(b) Debiting of Account. The Lender may, and Borrowers authorize the Lender to, debit any account and/or certificate of deposit maintained by any Borrower with the Lender for the amount of any payment, as and when such payment becomes due hereunder, whether such payment is for accrued interest, principal, or expense, even if debiting such account results in a loss or reduction of interest to Borrowers or the imposition of a penalty. Such authorization shall not affect the Borrowers’ obligation to pay when due all amounts payable hereunder, whether or not there are sufficient funds in any accounts of Borrowers. The foregoing rights of the Lender to debit any Borrower’s accounts shall be in addition to, and not in limitation of, any rights of set-off which the Lender may have hereunder or under any Loan Document.

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(c) Use of Proceeds of the Loan. The proceeds of the Loan shall be used by Borrowers to refinance existing debt and to fund general working capital of Borrowers.

(d) Servicing Fee. Borrowers shall pay to Lender a servicing fee with respect to the Loan in the amount of (i) the then outstanding principal balance of the Loan, times (ii) 0.50%, calculated as of, and due, annually on each anniversary of the Closing Date.

(e) Unused Loan Fee. Borrowers shall pay to Lender an unused line fee of one quarter of one percent (0.25%) per annum of the difference between (i) the Loan commitment and (ii) the average daily balance of Loan advances outstanding for each quarter, which fee shall be fully earned by Lender and payable quarterly in arrears on the first Business Day of each quarter; provided, however, that no unused line fee will accrue after the making of the second advance pursuant to Section 2.01.

(f) Computation. Interest and any fees or compensation based upon a per annum rate shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

(g) Authorized Advances. Borrowers hereby irrevocably request and authorize Lender to make an advance hereunder to the extent of any fees or interest due from time to time under this Agreement or any other Loan Documents and to apply the proceeds of such advances to such fees or interest. The foregoing shall not obligate Lender to make any such advance and Borrowers shall remain obligated to pay said fees and interest when due.

2.06 Demand Loan. Borrowers expressly acknowledge and agree that the Loan is and shall at all times be payable ON DEMAND by Lender, and that if Lender shall so demand repayment, payment will be due on the date that is 30 days following the date on which Lender demands repayment. Borrowers further acknowledge that it is a necessary inducement to Lender to make any advance hereunder that Borrowers grant Lender the unconditional right in Lender’s sole discretion to demand payment in whole or in part of the principal of and accrued interest on the Loan or of any other demand obligations, which right Borrowers expressly grant whether or not Borrowers are then in compliance with the provisions hereof. If any of the Events of Default set forth in Section Seven below shall occur and be continuing, Lender may, but shall not be obligated to, make such demand; such events are set forth only for purposes of illustrating certain circumstances in which Lender may, but shall not be obligated to, make such demand. Such circumstances are not exclusive and shall not limit Lender’s right of demand in any other circumstances in which Lender may exercise Lender’s right of demand including, without limitation, when Lender deems that Lender is insecure or that the prospects for timely or full payment or performance of any of Borrowers’ obligations have been impaired.

SECTION Three. CONDITIONS PRECEDENT TO CLOSING AND LOAN ADVANCES.

3.01 Conditions Precedent to Closing. The obligation of Lender to accept the Note and make advances pursuant to the Loan hereunder on the Closing Date is subject to the condition precedent that Lender shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to Lender:

(a) The Note;

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(b) The Security Agreement, Trademark Security Agreement and all other Loan Documents, on forms acceptable to Lender;

(c) Lender shall have received and approved executed copies of any Real Property Leases of real property used by Borrowers in connection with their business;

(d) Certified resolutions of each Borrower, authorizing the execution and delivery of the Note, and the execution and delivery of this Loan Agreement and the other Loan Documents, and a certificate of good standing for each Borrower, from the state of its organization, together with a copy of its organizational documents;

(e) A certificate from an insurance broker, satisfactory to Lender, setting forth the information concerning insurance which is required by Section 5.03 of this Loan Agreement;

(f) Executed ACH debit authorization forms;

(g) A certificate of the Secretary or other officer or manager of each Borrower, dated the date hereof, as to the incumbency and signature of the officers executing each of the Loan Documents and any other document to be delivered pursuant to any of such documents, together with evidence of the incumbency of such Secretary or other officer or manager;

(h) A certificate of each Borrower signed by its president, chief executive officer or chief financial officer (in such officer’s capacity as an officer of such Borrower and not in his or her personal capacity) stating that to the best of his knowledge after diligent investigation: (a) as of the date hereof and giving effect to any Loan, no Default or Event of Default exists hereunder; and (b) all of such Borrower’s representations and warranties contained in this Agreement and the other Loan Documents are presently true and correct in all material respects.

(i) Copies of all consents, licenses, and approvals required in connection with the execution, delivery, performance, validity, and enforceability of this Agreement, the Note and other Loan Documents, and such consents, licenses, and approvals shall be in full force and effect and be reasonably satisfactory in form and substance to Lender and its counsel.

(j) Copies, in form and substance reasonably satisfactory to Lender, of written or other advice relating to such corporate status, financing statement, tax lien, judgment, and other searches as Lender may reasonably require.

(k) (i) A copy of the certificate of incorporation or organization of each Borrower, certified by the Secretary of State of the state of its organization; (ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing (or the equivalent) of each Borrower and attaching the charter documents of each Borrower on file in the office of such Secretary of State; and (iii) a certificate of the Secretary dated the Closing Date and certifying with respect to each Borrower (A) that attached thereto is a true and complete copy of the By-laws or Operating Agreement of each Borrower, as in effect on the date of such certification, and (B) that the certificate of incorporation or organization of each Borrower has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above.

(l) Borrowers shall have paid all of the fees and expenses of Lender and Lender’s counsel which are occasioned in connection with the preparation of this Agreement, and all other Loan Documents and the closing of the transactions contemplated hereby and thereby.

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(m) Borrowers shall deliver a payoff letter from First Republic Bank to Lender;

(n) Eastside shall have delivered to Lender the Warrant, duly executed and delivered by Eastside;

(o) Warehouse lien waivers with respect to warehouse facilities where any of Borrowers’ Eligible Inventory is located, in form acceptable to Lender;

(p) An opinion letter from counsel to the Borrowers covering such items as reasonably requested by Lender and its counsel;

(q) A completed Borrowing Base Certificate, in form acceptable to Lender; and

(r) Such other information and documentation as Lender shall deem to be necessary or desirable in connection with the funding of the Loan.

3.02 Conditions Precedent to All Advances. The obligation of Lender to make any advances or other financial accommodation hereunder is subject to fulfillment of the following additional conditions precedent, to the reasonable satisfaction of counsel to Lender:

(a) Representations and Warranties. The representations and warranties made by Borrowers herein or in any other of the Loan Documents or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith shall be correct in all material respects on and as of the date of each loan or other financial accommodation hereunder, after giving effect to such loan or other financial accommodation hereunder, as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties were correct in all material respects on and as of such earlier date.

(b) No Default. No Event of Default has occurred, and no Default has arisen and is continuing on the date the loan or other financial accommodation hereunder is to be made, after giving effect to the loan or other financial accommodation hereunder.

(c) Litigation. No suit, action, investigation, inquiry, or other proceeding by any governmental authority or other Person or any other legal or administrative proceeding shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated by this Agreement, or (ii) seeks damages in connection therewith and which, in the reasonable judgment of Lender, (x) involves a significant risk of a preliminary or permanent injunction or other order by a state or federal court which would prevent, or require rescission of, the transactions contemplated by this Agreement, or (y) in the case of any action or proceeding which seeks monetary damages involves a significant risk of resulting in substantial financial liability of more than $100,000 to any Borrower and/or Lender.

(d) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the most recent financial statements of any Borrower furnished to Lender.

3.03 Post-Closing Matters.

(a) Within forty five (45) days of the Closing Date, Borrowers and any applicable depository institution shall have executed all documents required by Lender granting Lender control (as defined in the UCC) over Borrowers’ deposit accounts not maintained with Lender (other than Excluded Accounts).

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(b) Within ninety (90) days of the Closing Date, if required by Lender, Borrowers and each applicable landlord with respect to any Real Property Lease shall have executed and delivered to Lender a subordination, estoppel and attornment agreement and/or landlord waiver, in a form acceptable to Lender.

SECTION Four. REPRESENTATIONS AND WARRANTIES.

Borrowers, jointly and severally, represent to Lender that:

4.01 Organization. Eastside is a corporation duly organized, validly existing and in good standing under the laws of its state of formation; and has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary. Each of MotherLode, Big Bottom, Craft, Redneck and Outlandish is a limited liability company duly organized, validly existing and in good standing (or the equivalent) under the laws of its state of formation; and has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower.

4.02 Power and Authority of Borrower. The execution, delivery and performance of this Loan Agreement, the Note, the Security Agreement and all other documents required by Lender have been duly authorized by each Borrower and will not violate any provision of law, any order of any court or other agency of government, the organizational documents of Borrowers, any provision of any indenture, agreement or other instrument to which any Borrower is a party, or by which any Borrower’s properties or assets are bound, or be in conflict with, result in a breach or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrowers (other than the security interests in favor of Lender).

4.03 Title to Assets. Borrowers have good and marketable title to all their properties and assets, and except for Permitted Liens, and the security interests in favor of Lender, all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances.

4.04 Litigation. Except as set forth on Schedule 4.04, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of any Borrower, threatened against or affecting any Borrower, or any properties or rights of Borrowers, which, if adversely determined, would materially and adversely affect the financial or any other condition of any Borrower.

4.05 Taxes. Borrowers have filed or caused to be filed all federal, state or local tax returns which are required to be filed, and have paid all taxes as shown on said returns or on any assessment received by any Borrower, to the extent that such taxes have become due, except to the extent such taxes are being contested in good faith and by appropriate proceedings and with respect to which reserves have been taken by a Borrower to the extent required by GAAP.

4.06 Financial Statements.

(a) The Financial Statements fairly present in all material respects the financial condition of Eastside and its consolidated subsidiaries, including each of the Borrowers, and the Financial Statements have been prepared in accordance with GAAP (subject in the case of quarterly financials to changes resulting from normal year-end adjustments and the absence of footnotes). As of the date of this Loan Agreement, there has not been any adverse material change in the financial conditions of any Borrower since October 25, 2019.

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(b) Borrowers have no liabilities of a type required by GAAP to be disclosed on Eastside’s consolidated balance sheet other than (i) liabilities that are accrued or reserved against in the Financial Statements, and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements.

(c) Borrowers maintain a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting.

(d) Except as set forth on Schedule 4.06(f) attached hereto, there are no off balance sheet transactions, arrangements or relationships attributable to the businesses of Borrowers, including any joint ventures, obligations, partnership agreements or similar contracts relating to any transactions, contracts or relationships between any Borrower, on the one hand, and any Affiliate of any Borrower, including any structured finance, special purpose or limited purpose entity, on the other hand.

(e) The projections delivered by Borrowers to Lender on the Closing Date were prepared reasonably and in good faith, it being acknowledged and agreed that forward-looking information and projections are not a guarantee of future performance, and actual results may differ from the forward-looking information or projections.

(f) Since September 30, 2019, there have been no events or changes in facts or circumstances affecting Borrowers or any of their respective businesses that have resulted (or reasonably would be expected to result), either individually or in the aggregate, in a Material Adverse Effect.

4.07 No Default. No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which any of them are a party, which could reasonably be expected to materially and adversely affect the business or operations of any Borrower.

4.08 [Reserved].

4.09 ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of the ERISA and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by it.

4.10 Subsidiaries. Eastside owns 100% of the Equity Interests of MotherLode, Big Bottom, Craft, Redneck and Outlandish. MotherLode, Big Bottom, Craft, Redneck and Outlandish do not own all or a substantial part of the Equity Interests in any other corporation (or other form of business organization).

4.11 Hazardous Substances. No Hazardous Substances (except in amounts and concentrations which comply with Environmental Law) are located on or have been stored, processed or disposed of on or released or discharged (including ground water contamination) from any property leased by any Borrower, and no above ground or underground storage tanks exist on such property, in each case, in a manner that violates any Environmental Laws in any material respects. No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed and remains effective against any property leased by any Borrower or otherwise issued or received by any Borrower. Each Borrower is in material compliance with all applicable Environmental Laws, and has all Environmental Permits required for its operations.

4.12 Compliance With Wage Laws. All inventory of Borrowers has been produced in compliance with the minimum wage and overtime pay provisions of the Fair Labor Standards Act in all material respects.

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4.13 Reaffirmation. Each and every request for an advance or other financial accommodation hereunder shall be deemed as an affirmation by Borrowers that no Default nor Event of Default exists hereunder and that the representations and warranties contained in this Section Four are true and accurate in all material respects as of the date of each such request.

4.14 Leased Real Property. Schedule 4.14 contains a list and brief description of each Real Property Lease pursuant to which any Borrower is the lessor or the lessee (or has an equivalent interest in the case of usufructs or other arrangements which may not be leases under applicable law) of any real property. As to each Real Property Lease, (a) no Borrower has either delivered or received notice that any material breach or Event of Default exists, and (b) no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a material breach or Event of Default by any Borrower or any other person or entity.

4.15 Place of Business; Location of Inventory.

(a) Unless otherwise disclosed to Lender in writing after the Closing Date, each Borrower’s chief executive office is at the address specified as such in the first paragraph of this Loan Agreement unless Borrower Representative provides Lender written notice of any change therein at least thirty (30) days prior to such change.

(b) Each Borrower’s records concerning the Collateral are kept at the address or addresses specified in the first paragraph of this Loan Agreement unless Borrower Representative provides Lender written notice of any change therein at least thirty (30) days prior to such change.

(c) Borrowers maintain Inventory at the locations set forth on Schedule 4.15 attached hereto.

4.16 Contracts.

(a) No Borrower has agreed nor consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a lien which is not a Permitted Lien.

(b) The contracts entered into between Borrowers and their third party distributors (“Distributor Contracts”) are listed on Schedule 4.16(b) attached hereto. Each Distributor Contract is valid and binding on such Borrower and, to such Borrower’s Knowledge, its customer in accordance with its terms and is in full force and effect. No Borrower nor, to any Borrower’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Distributor Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an Event of Default under any Distributor Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or, to any Borrower’s Knowledge, threatened under any Distributor Contracts.

(c) No Borrower is a party to any collective bargaining agreement or, except as listed on Schedule 4.16(c) attached hereto, to any existing or threatened (in writing) labor dispute or controversies.

4.17 Anti-Corruption Laws and Sanctions. None of (i) any Borrower or, to the knowledge of any such Borrower, any of its respective directors, officers or employees, or (ii) to the knowledge of any such Borrower, any agent of such Borrower that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate of political office, or anyone else in an official capacity, in order to obtain, retain, direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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SECTION Five. AFFIRMATIVE COVENANTS OF BORROWERS.

The Borrowers, jointly and severally, covenant and agree that Borrowers, individually and/or collectively (as the context requires), will from the date hereof and until payment in full of the principal of and interest on the Loan, unless Lender shall otherwise consent in writing, such consent to be at the discretion of Lender:

5.01 Business and Existence. Perform all things necessary to preserve and keep in full force and effect its existence and comply with all laws applicable to it in all material respects; provided, however, that any Borrower may voluntarily dissolve if all of its assets are transferred to other Borrowers (excluding Craft).

5.02 Maintain Property. Maintain, preserve and protect all material franchises, and material tradenames and preserve all the remainder of its material properties used or useful in the conduct of its business; preserve all the remainder of its material properties used or useful in the conduct of its business and keep the same in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business), and from time to time make, or cause to be made, all needed, proper and cost-justified repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

5.03 Insurance. At all times maintain in some company or companies (having a Best’s rating of A+ or better):

(i)	Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with a minimum limit of $1,000,000.00;

(ii)	Hazard insurance insuring Borrowers’ property and assets against loss by fire (with extended coverage) and against such other hazards and perils (including but not limited to loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Lender may reasonably require, for the amount of the replacement cost of such property and assets, all such insurance to be issued in such form, with such deductible provision, as shall be satisfactory to Lender;

(iii)	If any of the Collateral is or will be located in an area designated by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area Zone, a flood insurance policy in form and substance satisfactory to Lender;

(iv)	Worker’s compensation insurance in an amount meeting all state requirements, with an insurance company satisfactory to Lender;

(v)	Business personal property insurance on the business contents of in the amount of the replacement cost of the Collateral; and

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(vi)	Such other insurance as may, from time to time, be reasonably required by Lender against other insurance hazards which at the time are commonly insured against in the case of premises similarly situated, due regard being or to be given to the height or type of building, its location, construction, use and occupancy.

All policies of liability insurance shall name Lender as an additional insured, as its interests may appear, and all policies of hazard insurance shall name Lender as loss payee. All insurance provided for in this Section shall be effected under valid and enforceable policies. Prior to the Closing Date, and at all relevant times during the term hereof, Borrowers shall cause a certificate evidencing same to be delivered to Lender. All policies of insurance provided for in this Section shall, to the extent obtainable, contain clauses or endorsements to the effect that such policies shall not be changed or canceled without at least thirty (30) days’ prior written notice to Lender.

5.04 Obligations, Taxes and Liens. Pay all of its indebtedness and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits, or properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, could reasonably be expected to become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and Lender shall be furnished, if Lender shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

5.05 Financial Reports and Other Data. Furnish to Lender as soon as available, and in any event: (A) within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet and statement of income and surplus of Eastside and its Subsidiaries which have been certified by an independent certified public accountant, showing the financial condition of Eastside and its Subsidiaries, on a consolidated basis, at the close of such Fiscal Year and the results of operations during such year; (B) within forty five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated financial statements for Eastside and its Subsidiaries, certified by the President or Treasurer or other appropriate financial officer of Eastside as fairly presenting in all material respects the financial condition, results of operations and cash flows of Eastside and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, such balance sheets to be as of the end of such Fiscal Quarter, and such statements of income and surplus to be for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, in each case subject only to audit and year-end adjustment; (C) within thirty (30) days after the end of each calendar month, consolidated financial statements for Eastside and its Subsidiaries, certified by the President or Treasurer or other appropriate financial officer of Eastside as fairly presenting in all material respects the financial condition, results of operations and cash flows of Eastside and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, such balance sheets to be as of the end of such calendar month, and such statements of income and surplus to be for the period from the beginning of the Fiscal Year to the end of such calendar month, in each case subject only to audit and year-end adjustment; (D) within thirty (30) days after the end of each Fiscal Year, board-approved quarterly projections of Eastside and its Subsidiaries (income statement and balance sheet); (E) within forty five (45) days after the end of each Fiscal Quarter, an Accounts Receivable aging report, accounts payable aging report, and Inventory report (including a listing of any warehouses or bailees holding Eligible Inventory) for the Borrowers; (F) concurrently with the delivery of the financial statements required by subsection (C) above, a compliance certificate executed by the President or Treasurer of Borrower Representative or other financial officer satisfactory to Lender in the form of Exhibit B attached hereto and made a part hereof; (G) updated financial statements and/or balance sheets from time to time upon Lender’s request; and (H) within thirty (30) days after the end of each calendar month, bank statements for all deposit accounts of Borrowers maintained outside of Live Oak Bank. All financial statements prepared and provided to Lender pursuant to this Section 5.05 shall be prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

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5.06 Taxes. Promptly pay and discharge all of its material taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments, and other governmental charges to the extent required by GAAP, make all required withholding and other tax deposits, and, upon request, provide Lender with receipts or other proof that such taxes, assessments, and other governmental charges have been paid in a timely fashion.

5.07 Reserved.

5.08 Notice of Default. Promptly, and in any event within 5 Business Days of any Borrower’s first knowledge thereof, furnish Lender with written notice of the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice, lapse of time, or both, would constitute an Event of Default under the terms of this Loan Agreement.

5.09 Inventory in Possession of Third Parties. If any Inventory remains in the hands or control of any of Borrowers’ agents, finishers, contractors, or processors, or any other third party, notify such party of Lender’s Security Interest in the Inventory and shall use commercially reasonable efforts to obtain such agreements and documents from such third parties with respect to such Inventory as reasonably requested by Lender.

5.10 Verification and Valuation of Collateral. Lender shall have the right to verify all or any Collateral in any manner and through any medium Lender may consider appropriate, and Borrowers agree to furnish all assistance and information and perform any acts which Lender may reasonably request in connection therewith. Borrowers agree to furnish Lender from time to time upon request, statements and schedules further identifying and describing the Collateral and such other information, reports and evidence concerning the Collateral as Lender may reasonably request, all in reasonable detail. Lender shall have the right to receive a third party valuation of all or any Collateral (i) up to two (2) times during each year following the Closing Date, (ii) upon and during the continuance of an Event of Default, and (iii) at Lender’s sole cost and expense, at any other time as Lender may request. Such valuations shall be (a) requested by and prepared for Lender; (b) completed by an appraiser approved by Lender; and (c) completed within five (5) business days to the extent commercially practicable. Lender will conduct a field exam within ninety (90) days of the Closing Date and at least once per year thereafter. Lender retains the rights to perform additional field exams at its discretion and, unless an Event of Default has occurred and is continuing, at its sole cost and expense.

5.11 Litigation.

(a) Promptly notify Lender in writing of any litigation, proceeding, or counterclaim against, or of any investigation of any Borrower if: (i) the outcome of such litigation, proceeding, counterclaim, or investigation could reasonably be expected to have a Material Adverse Effect; or (ii) such litigation, proceeding, counterclaim, or investigation questions the validity of any Loan Document or any action taken, or to be taken, pursuant to any Loan Document.

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(b) Furnish to Lender such information regarding any such litigation, proceeding, counterclaim, or investigation as Lender shall request, provided, however, that Borrowers will not be required to furnish any information if, based on the advice of counsel, withholding such information is required to preserve the attorney-client or other legal privilege.

5.12 Compliance with Laws and Contractual Obligations. Comply with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by it in the conduct of its business if noncompliance would reasonably be expected to have a Material Adverse Effect. Borrowers shall comply with the obligations, covenants and conditions contained in all Contractual Obligations if noncompliance would reasonably be expected to have a Material Adverse Effect.

5.13 Maintenance of Property. Maintain its property, including, without limitation, the Collateral, in good condition, working order and repair, ordinary wear and tear excepted, and shall prevent the Collateral, or any part thereof, from being or becoming an accession to other goods not constituting Collateral.

5.14 Licenses, Permits, Etc. Maintain or obtain all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, and orders, necessary to conduct its business in compliance with applicable laws, including but not limited to TTB Permits and ABC Licenses.

5.15 Other Information. Provide such additional information as Lender may from time to time reasonably request regarding the financial and business affairs of Borrowers, provided, however, that Borrowers will not be required to provide any information if, based on the advice of counsel, withholding such information is required to preserve the attorney-client or other legal privilege.

5.16 Power of Attorney. Hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to, upon the occurrence and during the continuance of an Event of Default, endorse such Borrower’s name on any checks, notes, acceptances, drafts or any other instrument or document requiring said endorsement and to sign such Borrower’s name on any invoice or bills of lading relating to any Account, or drafts against its customers, or schedules or confirmatory assignments on Accounts, prepare, execute, file, record or deliver financing statements, continuation statements, termination statements, statements of assignment, applications for registration, or similar instruments to perfect, preserve, or release Lender’s interests in the Collateral, cause any Collateral to be transferred to Lender’s name or the name of Lender’s nominee, and to do all things and execute all documents in the name of such Borrower or otherwise, in each case, as Lender deems necessary, proper or convenient in order to preserve, perfect, or enforce its rights in the Collateral; it being understood and agreed that this power of attorney shall be coupled with an interest and cannot be revoked.

5.17 [Reserved].

5.18 [Reserved].

5.19 [Reserved].

5.20 Payments on Collateral. If any Borrower receives any payments or remittances on Eligible Inventory, such Borrower agrees to receive any and all such payments and remittances on Eligible Inventory, including cash, checks, drafts, notes, acceptances, or other forms of payment, in trust for Lender and to deliver such payments to Lender in the identical form in which they were received, together with any necessary endorsement in favor of Lender and with collection reports in form satisfactory to Lender.

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5.21 Application of Payments. All proceeds of any Eligible Inventory which are delivered to or otherwise received by Lender for application to the loans provided for herein shall be deemed received as of the date of actual receipt by Lender, and shall be applied by Lender on account of the Indebtedness upon Lender’s receipt of same; provided, however, that no checks, drafts, or other Instruments received by Lender shall constitute payment to Lender unless and until such item of payment has actually been collected by Lender. For the sole purpose of calculation of interest due to Lender from Borrowers, all such proceeds and other payments on account of the loans provided for in this Agreement, irrespective of the type or form of payment thereof shall not be considered applied on account of the Indebtedness until three (3) Business Days after Lender’s application of same to the Indebtedness.

SECTION Six. NEGATIVE COVENANTS OF BORROWERS.

Each Borrower, jointly and severally, covenants and agrees that it will not, directly or indirectly, at all times from and after the Closing Date, unless Lender shall otherwise consent in writing, such consent to be at the discretion of Lender:

6.01 Debt. Incur, create, assume or permit to exist any Debt or liability for borrowed money, or on account of deposit, advance or progress payments under contracts, or any other indebtedness or liability, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations, except:

(a) Indebtedness to Lender arising under this Loan Agreement and evidenced by the Note;

(b) Debt owing to ENGS Commercial Capital, LLC in a principal amount not to exceed $3,000,000, which is secured by Borrowers’ Accounts only;

(c) capital leases and other Debt incurred to finance the acquisition, construction or improvement of any equipment or capital assets in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(d) unsecured intercompany Debt of one Borrower to another Borrower;

(e) Debt listed on Schedule 6.01(d) attached hereto;

(f) trade accounts payable, taxes payable, deferred sales, accrued employees’ bonuses and withheld amounts, accrued liabilities with respect to short-term obligations incurred by Borrowers in the normal course of operating their businesses, provided that the amount of such obligations shall not be unduly large, in the reasonable judgment of Lender, considering the size and nature of Borrowers’ businesses, and provided that Borrowers shall not be in default with respect to any of such obligations;

(g) any replacement, refinancing, refunding, renewal or extension of any of the foregoing permitted Debt, provided that the principal amount thereof does not exceed the principal amount of the Debt so replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such replacement, refinancing, refunding, renewal or extension.

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6.02 Mortgages, Liens, Etc. Create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever, other than Permitted Liens, on any of its assets, now or hereafter owned.

6.03 Guaranties. Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person (other than another Borrower so long as the underlying Debt is otherwise permitted pursuant to Section 6.01 above), by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrowers in the ordinary course of business for collection.

6.04 Sale of Assets. Sell, lease, transfer or dispose of all or a substantial part of its assets, excluding sales of Inventory, other than Eligible Inventory, in the normal course of business.

6.05 Consolidation or Merger; Acquisition of Assets. Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person (except that a Borrower may merge or consolidate with, or be acquired by, another Borrower).

6.06 Loans and Investments. Make any loans to or investments in, or purchase any stock, other securities or evidence of indebtedness of any person, except as follows: (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (ii) marketable securities issued by an agency of the United States government, (iii) commercial paper rated A-1 by Standard and Powers corporation, or P-1 by Moody’s Investors Service, Inc., (iv) certificates of deposit of or bankers’ acceptances accepted by domestic commercial banks in the United States of America having a combined capital and surplus of at least $90,000,000.00, (v) repurchase agreements of any of the foregoing or (vi) investments in another Borrower.

6.07 [Reserved].

6.08 [Reserved].

6.09 Salaries. Either individually or in the aggregate, pay salaries, fees, bonuses or other forms of compensation to its Affiliates or members of the families of the Affiliates of any Borrower in excess of the amounts, taken as a whole, paid by businesses of similar size and conducting similar business activities.

6.10 Contracts Prohibiting Compliance. Enter into any contract or other agreement which would prohibit or in any way restrict the ability of any Borrower to comply with the provisions of this Loan Agreement.

6.11 [Reserved].

6.12 Loans to Officers and Employees. Shall not permit or allow loans to officers and employees of Borrowers, in the aggregate, to exceed the amount of the loans to officers and employees reflected on Borrowers’ Financial Statements, if any.

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6.13 Prohibited Use of Loans. No portion of any advance or any Loan made hereunder shall be used for any purpose not expressly permitted under Section Two of this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower will request any Loan, nor shall any Borrower use, and each Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.14 USA Patriot Act. No Loan Party shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by Lender at any time to enable Lender to verify any Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318.

6.15 Special Covenants as to Assets. Until satisfaction in full of all Indebtedness of Borrowers to Lender and until termination of this Agreement: (A) no Eligible Inventory shall be stored with a bailee, warehouseman, or similar party without Lender’s prior written consent and, if Lender gives such consent, Borrowers will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, warehouse receipts therefor in Lender’s name; (B) Borrowers will not hold any goods belonging to third parties or in which other parties have an interest, including any goods sold on a bill and hold basis, except as set forth on Schedule 6.15; (C) Borrowers will not purchase or otherwise hold goods on a consignment basis except as set forth on Schedule 6.15; (D) none of Borrowers’ Inventory will be of a nature that contains any labels, trademarks, trade names, or other identifying characteristics which are the property of third parties, and the use of which by Borrowers is in violation of the rights of such third parties or a violation of any license, royalty, or similar agreements with any third parties; (E) except as set forth on Schedule 6.15, Borrowers will not allow any Eligible Inventory of Borrowers to be held by any Person in the future without the prior written consent of Lender; (F) except upon prior written notice to Lender, Borrowers will not in the future purchase any Inventory except in the ordinary course of business from Persons customarily in the business of selling such Inventory; (G) Borrowers will not, without prior written consent of Lender, remove the Eligible Inventory from its present location, except for the removal of Eligible Inventory upon its sale; and (H) Borrowers will not cause any surety bonds to be issued on its behalf in connection with any contracts or purchase orders except upon not less than ten (10) days prior written notice to Lender.

SECTION Seven. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following shall occur:

7.01 Payment of Principal, Interest. Borrowers default in the prompt payment as and when due (whether by reason of demand, acceleration, maturity or otherwise) of the principal of or interest on the Loan, or (if there is any applicable cure period regarding such default) such default is not cured within the applicable cure period, or in the prompt payment when due of any other indebtedness, liabilities, or obligations to Lender, whether now existing or hereafter created or arising, direct or indirect, absolute or contingent; or

7.02 Payment of Other Obligations. Any Borrower shall default with respect to any other agreement to which it is a party or with respect to any other indebtedness in a principal amount of at least $250,000 when due or the performance of any other obligation incurred in connection with any such indebtedness for borrowed money, if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

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7.03 Representation or Warranty. Any representation or warranty made by a Borrower herein, or in any report, certificates, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made; or

7.04 Covenants. Any Borrower shall default in the performance or observance of any covenant, agreement or undertaking on the part of it to be performed or observed, whether contained herein or in any other instrument or document which now or hereafter evidences, secures or relates to all or any part of the Loan and such default continues unremedied for a period of 30 days after written notice to Borrowers by Lender; provided, however, that no such grace period shall apply to any default of a covenant contained in the Security Agreement or Section 5.01, Section 5.03, Section 5.05, Section 5.08 or Section 6 hereof; or

7.05 Bankruptcy, Etc. Any Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against any Borrower, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or any Borrower by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or any Borrower shall generally not pay its debts as such debts become due;

7.06 Change in Control. There shall occur a Change in Control; or

7.07 Collateral; Impairment. There shall occur with respect to the Collateral any (i) fraud; (ii) misappropriation, conversion or diversion; (iii) levy, seizure, or attachment; or (iv) material loss, theft, or damage not covered by insurance that, in each case, could reasonably be expected to cause or result in a Material Adverse Effect.

Upon the occurrence of any event, circumstance or condition which constitutes or would with the giving of notice, lapse of time, or both constitute an Event of Default, as specified herein, the Lender shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Loan Agreement, and if such event, circumstance or condition becomes an Event of Default, Lender may, at its option, thereupon declare the entire Loan to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Security Agreement or any other instrument or document which secures the Loan, or available at law or in equity.

SECTION Eight. MISCELLANEOUS.

8.01 Amendments. The provisions of the Loan Documents, or any instrument or document executed pursuant hereto or securing the Loan, may be amended or modified only by an instrument in writing signed by the parties hereto.

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8.02 Notices. All notices and other communications provided for hereunder (except for routine informational communications) shall be in writing and shall be mailed, certified mail, return receipt requested, sent by recognized national overnight courier service, or delivered, addressed to the Borrower Representative or Lender (or other holder of the Note) at such party’s address as set forth in the first paragraph of this Agreement, or to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 8.02. All such notices and other communications shall be effective (i) if mailed, when received or three (3) business days after mailing, whichever is earlier; or (ii) if sent by overnight courier service, on the first business day after sending, or (iii) if delivered, upon delivery.

8.03 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by laws.

8.04 Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest therein.

8.05 Liens; Setoff by Lender. Borrowers hereby grant to Lender a continuing lien, as security for the Note and all other indebtednesses and obligations of Borrowers to the Lender, upon any of their monies, securities and other property and the proceeds thereof, now or hereafter held by Lender or in transit to Lender, and also upon any and all deposits (general or special, matured or unmatured) and credits of Borrowers against the Lender, at any time existing. Upon the occurrence of an Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrowers, to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtednesses of Borrowers to Lender.

8.06 Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of the State of New York.

8.07 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8.08 Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

8.09 Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

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8.10 Fees and Expenses; Indemnity.

(a) Borrowers, jointly and severally, agree to pay or reimburse Lender for the actual out-of-pocket expenses, including reasonable counsel fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by Lender, incurred by Lender in connection with the development, preparation, execution, amendment, recording, administration or enforcement of, or the preservation of any rights under this Loan Agreement, the Note, and any other instrument or document which now or hereafter secures the Loans. In addition, the Borrowers, jointly and severally, agree to pay to Lender the following:

(i)	a loan origination fee of $40,000.00;

(ii)	valuations of Collateral conducted pursuant to Section 5.10(i) and (ii); and

(iii)	all other costs and expenses as set forth in the commitment letter with respect to the Loan issued by Lender.

(b) Borrowers, jointly and severally, agree to indemnify and hold harmless the Lender, its Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person arising out of, in connection with, or by reason of:

(i)	the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document or the consummation of the transactions contemplated by the Loan Documents;

(ii)	any Loan or the actual or proposed use of the proceeds therefrom;

(iii)	any actual or alleged presence or release of Hazardous Substance on or from any property currently or formerly owned or operated by any Borrower; or

(iv)	any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (B) result from a claim brought by a Borrower against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under any Loan Document, if a court of competent jurisdiction has rendered a final and non-appealable judgment in favor of such Borrower on such claim.

(c) Each Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (including any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the Closing Date).

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(d) All amounts due under Section 8.10(b) shall be payable not later than 15 days after demand is made for payment by the Lender.

(e) Each Borrower agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under Section 8.10(b) (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding, which consent shall not be unreasonably withheld or delayed.

8.11 Time of Essence. Time is of the essence as to the Borrowers’ obligations under this Loan Agreement, the Note and the other instruments and documents executed and delivered in connection herewith.

8.12 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrowers and their obligations, in each case whom it reasonably determines needs to know such information in connection with this Loan Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any rating agency or regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having or claiming oversight over the Lender or any of its Affiliates, (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Lender agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (iv) to any other party to this Loan Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Loan Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or prospective participant in, any of its rights or obligations under this Loan Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrowers, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or (C) is independently developed by the Lender se. In addition, the Lender may disclose the existence of this Loan Agreement and information about this Loan Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Loan Agreement, the other Loan Documents and the Loans. For the purposes of this Section, “Information” means all memoranda, reports or other information received from or on behalf of the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.13 WAIVER OF RIGHT TO TRIAL BY JURY/JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALING OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS EVIDENCE OF SUCH AGREEMENT.

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EACH BORROWER AGREES THAT THE STATE COURTS LOCATED IN NEW HANOVER COUNTY, NORTH CAROLINA, AND THE FEDERAL COURTS LOCATED IN THE EASTERN DISTRICT OF NORTH CAROLINA, HAVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH AND SUCH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

8.14 Patriot Act. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of Borrowers and other information that will allow Lender to identify Borrowers in accordance with the Act.

8.15 Borrower Representative. Eastside is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower, and the Borrower Representative agrees to act as such contractual representative. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to Lender, the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents and to receive notices on their behalf. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers. Lender, and its officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this appointment under this Agreement.

[Signatures are on the following page(s)]

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Signature Page to Loan Agreement

IN WITNESS WHEREOF, Borrowers and the Lender have executed this Loan Agreement, or caused this Loan Agreement to be executed by their respective officers, duly authorized so to do, all as of the day and year first above written.

BORROWERS:

EASTSIDE DISTILLING INC.

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

REDNECK RIVIERA WHISKEY CO., LLC

By:	Eastside Distilling Inc., its sole Member

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

MOTHERLODE LLC

By:	Eastside Distilling Inc., its sole Member

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

BIG BOTTOM DISTILLING, LLC

By:	Eastside Distilling Inc., its Manager

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

Signature Page to Loan Agreement

OUTLANDISH BEVERAGES LLC

By:	Eastside Distilling Inc., its sole Member

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

CRAFT CANNING + BOTTLING, LLC

By:	Eastside Distilling Inc., its sole Member

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

LENDER:

LIVE OAK BANKING COMPANY

By:	/s/ Roxana J. Rice
Name:	Roxana J. Rice
Title:	Vice President

EXHIBIT A

Form of Borrowing Base Certificate

[Date]

Live Oak Banking Company

1741 Tiburon Drive

Wilmington, NC 28403

Ladies and Gentlemen:

In order to induce you to make, or continue to make, loan advances to Eastside Distilling, Inc., a Nevada corporation (“Eastside”), the Borrower Representative for MotherLode LLC, an Oregon limited liability company (“MotherLode”), Big Bottom Distilling, LLC, an Oregon limited liability company (“Big Bottom”), Craft Canning + Bottling, LLC, an Oregon limited liability company (“Craft”), Redneck Riviera Whiskey Co., LLC, a Tennessee limited liability company (“Redneck”) and Outlandish Beverages LLC, an Oregon limited liability company (“Outlandish” and together with Eastside, MotherLode, Big Bottom, Craft and Redneck, collectively, the “Borrowers”) pursuant to that certain Loan Agreement (the “Loan Agreement”) between you and Borrowers, and the Note (as defined in the Loan Agreement), the undersigned, as Borrower Representative hereby certifies that on the ____ day of ___________, 20__, the Inventory Value of Borrowers’ Inventory was as follows:

Finished Whiskey in Barrels or Totes	$_______________

The Inventory Value has been calculated based on the definition of Inventory Value in the Loan Agreement, subject to your determination of Inventory Value.

The undersigned further certifies that the Borrowers’ Inventory is subject to a valid and effective security interest in your favor, and other than the Permitted Liens (as such term is defined in the Loan Agreement), there are no liens upon, claims to, or security interests in any Inventory, except for the security interest in your favor.

Based upon the forgoing, Borrower Representative hereby submits this Certificate for a loan advance based upon the Inventory Value as follows:

(a)	for the initial advance as of the Closing Date:

	Inventory Value X 65%:	$________________

(b)	for the advance after receipt of the final appraisal:

	Inventory Value X 85%:	$________________

(c)	Less reserves:	$________________

(d)	Lesser of (a) or (b), as applicable, minus (c), or $8,000,000.00:	$________________

(e)	Less aggregate of outstanding principal advances:	$________________

(f)	Current Loan Availability: (d) minus (e):	$________________

(g)	Request for loan advance	$________________

Attached hereto as “Exhibit A to Borrowing Base Certificate” is the Inventory Report to substantiate the amounts contained herein.

Sincerely,

EASTSIDE DISTILLING INC.

By:
Name:
Title:

Exhibit A to Borrowing Base Certificate

See attached.

EXHIBIT B

Form of Compliance Certificate

TO: LIVE OAK BANKING COMPANY	Date: _________________

FROM: EASTSIDE DISTILLING INC., as Borrower Representative

The undersigned authorized officer of Eastside Distilling Inc., a Nevada corporation (“Borrower Representative”), as Borrower Representative for the Borrowers (as defined below), certifies that under the terms and conditions of the Loan Agreement (the “Loan Agreement”), dated as of January ___, 2020, by and among Borrower Representative, MotherLode LLC, an Oregon limited liability company (“MotherLode”), Big Bottom Distilling, LLC, an Oregon limited liability company (“Big Bottom”), Craft Canning + Bottling, LLC, an Oregon limited liability company (“Craft”), Redneck Riviera Whiskey Co., LLC, a Tennessee limited liability company (“Redneck”) and Outlandish Beverages LLC, an Oregon limited liability company (“Outlandish” and together with Borrower Representative, MotherLode, Big Bottom, Craft and Redneck, collectively, the “Borrowers”), and Live Oak Banking Company (the “Lender”):

(1) Borrowers are in complete compliance for the period ending _______________ with all required covenants under the Loan Agreement except as noted below; (2) there are no existing Events of Default; (3) all representations and warranties in the Loan Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrowers, and each of their Subsidiaries, have timely filed all required tax returns and reports, and Borrowers have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers except as otherwise permitted pursuant to the terms of Section 5.06 of the Loan Agreement; and (5) no liens have been levied or claims made against Borrowers or any of their Subsidiaries relating to unpaid employee payroll or benefits of which Borrowers have not previously provided written notification to the Lender.

Attached are the required documents supporting the certification for the period identified above. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Loan Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Quarterly financial statements	Quarterly within 45 days	Yes No
Annual financial statements	FYE within 90 days
A/R & A/P Agings	Quarterly within 45 days	Yes No
Inventory Reports (including locations of Eligible Inventory)	Quarterly within 45 days	Yes No
Board projections	FYE within 30 days	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrowers or to the organizational or operating documents of Borrowers or any of their Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

EASTSIDE DISTILLING INC., as Borrower Representative	BANK USE ONLY
Received by:
AUTHORIZED SIGNER

By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No